AMENDMENT NO. 1
TO
THE
EQUITY INCENTIVE PLAN
OF
QNECTIVE, INC.

A.           Qnective, Inc., a Nevada corporation (the “Company”), has adopted The Qnective Equity Incentive Plan (the “Plan”), effective as of April 1, 2009.

B.           Effective May 25, 2009, the Board of Directors of the Company adopted an amendment to the Plan to increase the number of Shares (as defined in the Plan) to be reserved for issuance under the Plan.

C.           Accordingly, Clause A of ARTICLE V of the Plan is amended in its entirety to read as follows:

“A.           Subject to the provisions of Article XII A hereof, an aggregate of 3,000,000 Shares shall be reserved for issuance upon the grant of Stock Rights or the exercise of Options granted under the Plan.”

D.           Except as amended hereby, the terms and conditions of the Plan shall remain in full force and effect.